Exhibit 3.1

MAVENIR SYSTEMS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Mavenir Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Mavenir Systems, Inc.

B. The Certificate of Incorporation of this Corporation was originally filed on March 30, 2006.

C. This Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

D. This Restated Certificate restates, integrates and amends the provisions of the Certificate of Incorporation of this Corporation, as heretofore amended.

E. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this Corporation is Mavenir Systems, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 276,987,915. The total number of shares of Common Stock the Corporation shall have authority to issue is 155,203,902 with a par value of $0.001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 121,784,013 with a par value of $0.001 per share, 26,137,758 of which shares shall be designated Series A Preferred Stock (the “Series A Preferred Stock”), 26,727,505 of which shares shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 24,683,530 of which shares shall be designated Series C Preferred Stock (the “Series C Preferred Stock”), 12,100,007 of which shares shall be designated Series D Preferred Stock (the “Series D Preferred Stock”) and 32,135,213 of which shares shall be designated Series E Preferred Stock (the “Series E Preferred Stock”).

The relative rights, preferences, privileges, limitations and restrictions granted to or imposed on the respective classes and series of the shares of capital stock or the holders thereof are as follows:

4.1 Dividends. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive dividends, on a pari passu basis, when, as and if declared by the Corporation’s Board of Directors, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Corporation’s Common Stock or any other class or series of stock (payable other than in Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”)) at the rate of (i) $0.0428 per share of Series A Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum, (ii) $0.0614 per share of Series B Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum, (iii) $0.0763 per share of Series C Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum, (iv) $0.0898 per share of Series D Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum and (v) $0.1004 per share of Series E Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum. The right to receive dividends on shares of any series of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of any series of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any year. Upon conversion of any share of any series of Preferred Stock pursuant to subsection (A) or (B) of Section 4.3, all dividends declared but unpaid on such share at the time of conversion shall be paid in cash or shares of Common Stock at the option of the Corporation’s Board of Directors at the then fair market value as determined in good faith by the Corporation’s Board of Directors. Except as permitted in this Section 4.1, no dividends shall be declared or paid, and no distribution shall be made, on any shares of Common Stock or any other class or series of stock (other than a dividend payable solely in Common Stock or Common Stock Equivalents) unless (A) a dividend in an amount equal to the dividend described in the first sentence of this Section 4.1 for the current year is paid or set aside for payment on each outstanding share of each series of Preferred Stock and (B) any additional dividends declared or paid in any year are declared or paid, or any distributions made on any shares of Common Stock, among the holders of Preferred Stock and Common Stock then outstanding based on the number of shares of Common Stock held by each such holder (assuming full conversion of each series of Preferred Stock).

4.2 Liquidation Preference.

(A) Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the Corporation’s assets or funds to the holders of the other series of the Preferred Stock, the Corporation’s Common Stock or any other capital stock of the Corporation ranking junior to the Preferred Stock by reason of their ownership thereof, an amount equal to $1.2545 per share (as adjusted for any stock dividend, stock split or combination with respect to such share after the date upon which the Restated Certificate is filed with the Secretary of State of the State of Delaware (the “Filing Date”)) (the “Series E Original Issue Price”) for each share of Series E Preferred Stock held by them, plus an additional amount equal to any dividends declared but unpaid on each such share. If, upon such liquidation, dissolution or winding up, the assets and funds distributed are insufficient to permit the payment to each holder of Series E Preferred Stock of the full aforesaid preferential amounts, the entire assets and funds legally available for distribution shall be distributed ratably to such holders in proportion to the preferential amount each such holder is otherwise entitled to receive with respect to the shares of Series E Preferred Stock held by such holder. Upon the completion of the distribution to the holders of Series E Preferred Stock required by this subsection (A) of Section 4.2, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the Corporation’s assets or funds to the holders of the Corporation’s Common Stock or any other capital stock of the Corporation ranking junior to the Preferred Stock by reason of their ownership thereof, an amount equal to (i) $0.535 per share (as adjusted for any stock dividend, stock split or combination with respect to such share after the Filing Date) (the “Series A Original Issue Price”) for each share of Series A Preferred Stock held by them, plus an additional amount equal to any dividends declared but unpaid on each such share, (ii) $0.767 per share (as adjusted for any stock dividend, stock split or combination with respect to such share after the Filing Date) (the “Series B Original Issue Price”) for each share of Series B Preferred Stock held by them, plus an additional amount equal to any dividends declared but unpaid on each such share, (iii) $0.9542 per share (as adjusted for any stock dividend, stock split or combination with respect to such share after the Filing Date) (the “Series C Original Issue Price”) for each share of Series C Preferred Stock held by them, plus an additional amount equal to any dividends declared but unpaid on each such share, and (iv) $1.1219 per share (as adjusted for any stock dividend, stock split or combination with respect to such share after the Filing Date) (the “Series D Original Issue Price”) for each share of Series D Preferred Stock held by them, plus an additional amount equal to any dividends declared but unpaid on each such share. If, upon such liquidation, dissolution or winding up, the assets and funds distributed are insufficient to permit the payment to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the full aforesaid preferential amounts, the entire assets and funds legally available for distribution shall be distributed ratably to such holders in proportion to the preferential amount each such holder is otherwise entitled to receive with respect to the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder. The Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, Series D Original Issue Price and Series E Original Issue Price are sometimes referred to herein as the “Original Issue Price.”

(B) Remaining Assets. Upon the completion of the distribution required by subsection (A) of this Section 4.2, the Corporation’s remaining assets or funds available for distribution to stockholders shall be distributed ratably to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock, on a pari passu basis, based on the number of shares of Common Stock held by each such holder (assuming full conversion of each series of Preferred Stock) until (i) with respect to the holders of Series A Preferred Stock, such holders shall have received an aggregate of $1.07 per share (as adjusted for any stock dividend, stock split or combination with respect to such share and including amounts paid pursuant to subsection (A) of this Section 4.2), (ii) with respect to the holders of Series B Preferred Stock, such holders shall have received an aggregate of $1.534 per share (as adjusted for any stock dividend, stock split or combination with respect to such share and including amounts paid pursuant to subsection (A) of this Section 4.2), (iii) with respect to the holders of Series C Preferred Stock, such holders shall have received an aggregate of $1.908 per share (as adjusted for any stock dividend, stock split or combination with respect to such share and including amounts paid pursuant to subsection (A) of this Section 4.2), (iv) with respect to the holders of Series D Preferred Stock, such holders shall have received an aggregate of $2.2438 per share (as adjusted for any stock dividend, stock split or combination with respect to such share and including amounts paid pursuant to subsection (A) of this Section 4.2) and (v) with respect to the holders of Series E Preferred Stock, such holders shall have received an aggregate of $3.7635 per share (as adjusted for any stock dividend, stock split or combination with respect to such share and including amounts paid pursuant to subsection (A) of this Section 4.2). After the payment or setting aside for payment to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of the full amounts specified in this Section 4.2(B), the entire remaining assets of the Corporation legally available for distribution shall be distributed ratably to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(C) Notwithstanding subsections (A) and (B) of this Section 4.2, solely for purposes of determining the amount each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is entitled to receive with respect to a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each series of Preferred Stock shall be treated as if all holders of such series had converted such holders’ shares of Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, if, as a result of an actual conversion of such series of Preferred Stock (including taking into account the operation of subsection (B) of this Section 4.2 with respect to all Preferred Stock), holders of such series of Preferred Stock would receive (with respect to the shares of such series of Preferred Stock), in the aggregate, an amount greater than the amount that would be distributed to holders of such series of Preferred Stock if such holders had not converted such shares of Preferred Stock into shares of Common Stock. If shares of any series of Preferred Stock are converted to Common Stock or are treated as if they had been converted into Common Stock pursuant to this subsection, then holders of such series of Preferred Stock shall not be entitled to receive any distributions pursuant to subsections (A) and (B) of this Section 4.2 that would otherwise be made to holders of such series of Preferred Stock.

(D) (1) Unless otherwise determined by the holders of (i) a majority of the Series E Preferred Stock, voting as a separate series and (ii) a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding, voting together as a single class on an as-converted basis, for the purposes of this Section 4.2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (Y) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Corporation’s jurisdiction of incorporation) that results in the transfer or acquisition of at least a majority of the Corporation’s voting power to such entity, or (Z) a sale of all or substantially all of the assets of the Corporation or the exclusive license of all or substantially all of the Corporation’s intellectual property by means of any transaction or series of related transactions (collectively, a “Deemed Liquidation”).

(2) If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Corporation’s Board of Directors; provided, however, any publicly-traded securities shall be valued as follows:

(a) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

(b) If the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

The foregoing methods for valuing non-cash consideration to be distributed in connection with any liquidation, dissolution or winding up of the Corporation shall, with the appropriate approval of the definitive agreements governing such liquidation, dissolution or winding up of the Corporation by the stockholders under the DGCL and this subsection (D), be superseded by the determination of such value set forth in the definitive agreements governing such liquidation, dissolution or winding up of the Corporation.

(3) The Corporation shall give each holder of record of Preferred Stock written notice of a transaction described in subsection (D)(1) not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that, subject to compliance with the DGCL, all notice periods set forth in this subsection (D)(3) may be shortened or waived entirely, either prospectively or retroactively and either generally or in a particular instance, upon the written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class, on an as-converted basis).

(4) In the event the requirements of this subsection (D) are not complied with, the Corporation shall forthwith either:

(a) Cause the closing of the Deemed Liquidation to be postponed until such time as the requirements of this Section 4.2 have been complied with, or

(b) Cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection (D)(3).

4.3 Conversion. The holders of Preferred Stock have conversion rights as follows:

(A) Right to Convert. Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price for such series of Preferred Stock, determined as hereinafter provided, in effect at the time of the conversion (the “Conversion Rate”). The initial “Conversion Price” per share for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, the Series D Original Issue Price and the Series E Original Issue Price, respectively. Such initial Conversion Price for each series of Preferred Stock shall be subject to adjustment as provided in subsection (D) of this Section 4.3.

(B) Automatic Conversion.

(1) Each share of each series of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at its then effective Conversion Rate immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock to the public for the account of the Corporation in which the aggregate gross proceeds to the Corporation equal or exceed $50,000,000 (a “Qualified IPO”).

(2) Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at its then effective Conversion Rate on the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted basis, delivering written notice of such election to the Company. No series of Preferred Stock listed under this subsection (2) shall be automatically converted pursuant to this Section 4.3(B), unless all series of Preferred Stock listed under subsection (2) then outstanding shall be automatically converted into Common Stock, at the applicable Conversion Rate.

(3) Each share of Series E Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at its then effective Conversion Rate on the date specified by written consent or agreement of the holders of a majority of the then outstanding Series E Preferred Stock, voting as a separate series, by delivering written notice of such election to the Company (each of the events causing conversion referred to in (1), (2) and (3) are referred to herein as an “Automatic Conversion Event”).

(C) Mechanics of Conversion.

(1) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4.3(A) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, or an affidavit of loss in a form reasonably acceptable to the Corporation, at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock to be converted in such Automatic Conversion Event shall be converted automatically without any further action by the holders of such shares and each holder of record of shares of Preferred Stock shall be deemed on such date to be the holder of record of the Common Stock issuable upon such conversion, whether or not (i) the certificates representing such shares are surrendered to the Corporation or its transfer agent, (ii) notice from the Corporation shall have been received by any holder of record of shares of Preferred Stock, or (iii) the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.

(2) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred

Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(D) Adjustment of Conversion Price. The Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(1) (a) If the Corporation shall issue, after the Filing Date, any Additional Stock (as defined in subsection (D)(2)) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then (A) with respect to the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the Conversion Price for such series in effect immediately prior to each such issuance of Additional Stock shall forthwith (except as otherwise provided in this subsection (1)) be adjusted to a price equal to (calculated to the nearest one one-hundredth of one cent) the product obtained by multiplying the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance of Additional Stock by a fraction, the numerator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to subsection (D)(1)(e)(i) and (ii) of this Section 4.3) immediately prior to such issuance of Additional Stock plus (y) the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance of Additional Stock would purchase at the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance of Additional Stock, and the denominator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to subsection (D)(1)(e)(i) and (ii) of this Section 4.3) immediately prior to such issuance of Additional Stock plus (y) the number of shares of Additional Stock issued and (B) with respect to the Series C Preferred Stock, the Conversion Price for such series in effect immediately prior to each such issuance of Additional Stock shall forthwith (except as otherwise provided in this subsection (1)) be adjusted to a price equal to the price paid per share for such Additional Stock, unless the price paid per share of such Additional Stock is less than the Series B Original Issue Price, in which case the Conversion Price of the Series C Preferred Stock shall be adjusted to a price equal to the Conversion Price of the Series B Preferred Stock as determined in clause (A) of this subsection (D)(1)(a).

(b) No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price. Except to the limited extent provided for in subsections (D)(1)(e)(iii) or (iv), no adjustment of the Conversion Price for any series of Preferred Stock pursuant to this subsection (D)(1) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(c) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(d) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Corporation’s Board of Directors (including each of the Preferred Directors (as such term is defined in Section 4.5(C)) irrespective of any accounting treatment.

(e) In the case of the issuance (whether before, on or after the Filing Date) of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of subsections (D)(1) and (2):

(i) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (D)(1)(c) and (D)(1)(d)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(ii) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (D)(1)(c) and (D)(1)(d)).

(iii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price for each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iv) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections (D)(1)(e)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection (D)(1)(e)(iii) or (iv).

(2) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) by the Corporation after the Filing Date other than:

(a) Shares of Common Stock or Common Stock Equivalents issued pursuant to an event or transaction described in subsection (D)(3) of this Section 4.3;

(b) Shares of Common Stock issued or issuable upon conversion of any series of Preferred Stock, or as dividends or distributions on any series of Preferred Stock;

(c) Shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) to the Corporation’s employees, officers, directors, consultants, advisors or services providers or for charitable purposes pursuant to and in accordance with Corporation’s 2005 Stock Plan or any other plan, agreement or similar arrangement approved by the Corporation’s Board of Directors, provided such issuance is approved by the Corporation’s Board of Directors;

(d) Shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) to vendors, banks or equipment lessors, provided such issuance is approved by the Corporation’s Board of Directors with such approval including at least two (2) of the Preferred Directors and is primarily for non-equity financing purposes;

(e) Shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, provided such issuance is approved by the Corporation’s Board of Directors with such approval including at least two (2) of the Preferred Directors and is primarily for non-equity financing purposes;

(f) Shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) in connection with a bona fide business acquisition of or by the Corporation (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise), provided such acquisition is approved by the Corporation’s Board of Directors with such approval including at least two (2) of the Preferred Directors; or

(g) Shares of Common Stock issued in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act pursuant to which all outstanding shares of each series of Preferred Stock are converted to Common Stock.

(3) Subdivision, etc. In the event the Corporation should at any time or from time to time after the Filing Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(4) Combination. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(E) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection (D)(3) of this Section 4.3, then, in each such case for the purpose of this subsection (E), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(F) Recapitalizations. If, at any time or from time to time after the Filing Date, there shall be a recapitalization of the Corporation’s Common Stock (other than (x) a subdivision or combination provided for in subsections (D)(3) or (D)(4) of this Section 4.3 or (y) a Deemed Liquidation as defined in Section 4.2(D)(1)) provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of each such series of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of such series of Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section 4.3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of each series of Preferred Stock) shall be applicable after that event as nearly equivalent as prior to that event as may be practicable.

(G) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of each series of Preferred Stock set forth in this Section 4.3 against impairment. Notwithstanding the foregoing, any action taken with the requisite stockholder consent pursuant to the terms of the Restated Certificate or the DGCL shall not be deemed to be an impairment.

(H) No Fractional Shares and Certificate as to Adjustment.

(1) No fractional shares shall be issued upon the conversion of any share of any series of Preferred Stock and, in lieu of any fractional shares to which any holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock on the date of conversion as determined in good faith by a majority of the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(2) Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any series of Preferred Stock pursuant to this Section 4.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

(I) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least fifteen (15) business days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right; provided, however, that, subject to compliance with the DGCL, all notice periods set forth in this subsection (I) may be shortened or waived entirely, either prospectively or retroactively and either generally or in a particular instance, upon the written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class, on an as-converted basis).

(J) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, based upon advice of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging commercially reasonable efforts to obtain the requisite stockholder approval for any necessary amendment to these Restated Certificate.

(K) Special Mandatory Conversion.

(1) In the event that:

(a) the Corporation consummates one or more sales of its equity securities (each, a “Financing”) after the date that the Corporation first issues shares of Series E Preferred Stock (the “Series E Original Issue Date”) and:

(i) following the approval and determination that such Financing shall constitute a Mandatory Offering (as defined below) by the Corporation’s Board of Directors (with such approval including at least two (2) of the Preferred Directors), the Corporation shall have delivered a notice (“Notice”) to each holder of at least 1,000,000 shares (as adjusted for any stock dividend, stock split or combination with respect to such shares) of Preferred Stock and any of their transferees or assignees of Preferred Stock (each, a “Major Holder”): (1) stating the Corporation’s bona fide intention to consummate the Financing, (2) indicating the aggregate number of securities to be offered in the Financing and the number of such securities to be offered to the Major Holders, as determined by the Corporation’s Board of Directors in its sole discretion, (3) indicating the price and terms upon which it proposes to offer such securities, (4) identifying the Pro Rata Share (as defined below) of each Major Holder, and (5) offering each Major Holder the right to purchase such Major Holder’s Pro Rata Share within the time periods set forth in the Notice;

(ii) at least one (1) of the Major Holders participates in the Financing (a Financing that meets each of the requirements set forth in subsections (i) and (ii) of this subsection (K)(1)(a), a “Mandatory Offering”) in a portion not less than such Major Holder’s full Pro Rata Share; and

(iii) a Major Holder does not acquire or cause an affiliate or partner of such Major Holder to acquire at least its Pro Rata Share within the time periods set forth in the Notice (a “Non-Participating Major Holder”);

(b) then a percentage of each Non-Participating Major Holder’s shares of each series of Preferred Stock equal to the percentage of such Non-Participating Major Holder’s Pro Rata Share not acquired by such Non-Participating Major Holder shall automatically and without further action on the part of such holder be converted, effective upon, subject to, and concurrently with, the consummation of the Mandatory Offering (the “Mandatory Offering Date”), into shares of Common Stock of the Corporation at the Conversion Rate in effect for such shares immediately prior to, and without giving effect to any adjustment to such Conversion Rate that may otherwise occur as a result of, the Mandatory Offering. For purposes of this Section 4.3(K), each Major Holder’s “Pro Rata Share” shall be an amount determined by multiplying the aggregate number of equity securities to be offered to the Major Holders as specified in the Notice by a fraction, the numerator of which shall be the number of shares of Common Stock then issued or issuable upon conversion of the Preferred Stock (and all securities convertible into, or exercisable or exchangeable for shares of Preferred Stock) then held by such Major Holder and the denominator of which shall be the total number of shares of Common Stock then issued or issuable upon conversion of the Preferred Stock (and all securities convertible into, or exercisable or exchangeable for shares of Preferred Stock) then held by all Major Holders. For purposes of calculating a Major Holder’s Pro Rata Share, the applicable number of shares of Common Stock then issued or issuable upon conversion of the Preferred Stock shall be calculated based on the number of shares of Preferred Stock (and all securities convertible into, or exercisable or exchangeable for shares of Preferred Stock) outstanding immediately prior to the closing of, and without giving effect to any adjustment to such Conversion Rate that may otherwise occur as a result of, the Mandatory Offering.

(2) The holder of any shares of any series of Preferred Stock converted pursuant to this Section 4.3(K) shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for the Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to be issued and such holder shall be deemed to have become a stockholder of record of Common Stock on the Mandatory Offering Date, unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become a stockholder of record of Common Stock on the next succeeding date on which the transfer books are open.

(3) Notwithstanding the foregoing, paragraphs (1) and (2) of this Section 4.3(K) shall not apply to Starent Networks LLC, Cisco Systems, Inc., or any of their respective affiliates.

(L) Waiver of Adjustment of Conversion Price. The holders of a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding, voting as a single class on an as-converted basis (which determination may be either prospective or retroactive and either generally or in a particular instance, and shall bind all future holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) may waive the rights provided by subsection (D) of this Section 4.3 with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. The holders of a majority of the Series E Preferred Stock then outstanding (which determination may be either prospective or retroactive and either generally or in a particular instance, and shall bind all future holders of Series E Preferred Stock) may waive the rights provided by subsection (D) of this Section 4.3 with respect to the Series E Preferred Stock.

4.4 Redemption.

(A) Right to Redemption. Upon receipt of a written request from the holders of a majority of the then outstanding shares of (x) Series E Preferred Stock, voting as a separate series, and (y) Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class (the “Redemption Request”), at any time on or after the fourth (4th) anniversary of the Series E Original Issue Date, the Corporation shall redeem all, but not less than all, of the shares of Preferred Stock then outstanding in three (3) equal annual installments (each installment date, a “Redemption Date”), commencing on a date not more than forty five (45) days after the receipt of the Redemption Request, for a price per share equal to the appropriate Original Issue Price plus any declared and unpaid dividends per share for such series of Preferred Stock (the “Redemption Price”). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of each series of Preferred Stock owned by each holder (except as set forth in this Section 4.4(A)), that number of outstanding shares of each series of Preferred Stock determined by dividing (i) the total number of shares of such series of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies) (such number, the “Eligible Shares” in respect of such series). The Corporation shall on each such Redemption Date redeem up to the maximum amount the Corporation may lawfully redeem out of funds legally available therefore in accordance with subsection (B) of this Section 4.4. If on any Redemption Date, the number of shares of Preferred Stock that may then be legally redeemed by the Corporation is less than the number of such shares to be redeemed, then all of the Eligible Shares of Series E Preferred Stock in respect of such Redemption Date shall be redeemed for the applicable Redemption Price prior to the redemption of the Eligible Shares of any other series of Preferred Stock in respect of such Redemption Date and then the remaining Eligible Shares that should have been redeemed in respect of such Redemption Date, but were not, will be redeemed on a pro rata basis from any additional legally available funds or as soon as the Corporation has legally available funds therefor.

(B) Redemption Procedure. Subject to subsection (A) of this Section 4.4, within fifteen (15) days of the receipt by the Corporation of the Redemption Request, with respect to the first Redemption Date, and not less than thirty (30) days prior to the second and third Redemption Dates, the Corporation shall mail, first class postage prepaid, written notice (the “Notice of Redemption”) to each holder of record (at the close of business on the business day preceding the day on which notice is given) of Preferred Stock, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation, for the purpose of notifying such holder of the redemption to be effected. The Notice of Redemption shall specify the applicable

Redemption Date, the number of shares of each series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Notice of Redemption, and the place at which payment shall be made, which shall be the principal offices of the Corporation or such other place as shall be mutually agreeable to the Corporation and holders of a majority of the shares of Preferred Stock then outstanding, on an as-converted basis. The Notice of Redemption shall call upon each holder of Preferred Stock to either (i) surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed or (ii) convert such Preferred Stock into Common Stock prior to the applicable Redemption Date in accordance with the provisions of Section 4.3 above. Subject to Section 4.4 (C), on each Redemption Date, the Corporation shall pay the Redemption Price in cash or by check to the order of the person whose name appears on the certificate or certificates of the Preferred Stock that (i) shall not have been converted pursuant to Section 4.3 hereof and (ii) shall have been surrendered to the Corporation in the manner and at the place designated in the Notice of Redemption and thereupon each surrendered certificate shall be canceled.

(C) Effect of Redemption. From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the shares of any series of Preferred Stock to be redeemed on a Redemption Date (except the right to receive their respective Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the last sentence of Section 4.4(A), if the funds of the Corporation legally available for redemption on any Redemption Date are insufficient to redeem the total number of shares requested to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the proceeds to be received by them pursuant to this Section 4.4. The shares not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time and from time to time thereafter when additional funds of the Corporation are legally available for the redemption of shares not redeemed, such funds will immediately be irrevocably (subject to such funds becoming legally unavailable for distribution) set aside for the redemption of the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

4.5 Voting.

(A) General. Each holder of each outstanding share of each series of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4.3 hereof) at each meeting of stockholders of the Corporation (and pursuant to written consent of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of this Section 4.5 or by Section 4.6 below, holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall vote together with the holders of Common Stock as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending this Restated Certificate to increase the number of authorized shares of Common Stock.

Fractional votes shall not, however, be permitted and any fractional voting resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

(B) Adjustment in Authorized Common Stock. Without limiting the generality of Section 4.5(A), and in accordance with the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock, voting together as one class and not as separate classes or series, with each holder of Preferred Stock having that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote on such increase or decrease.

(C) Election of Directors.

(1) The holders of Common Stock, voting as a single class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each written consent of the Corporation’s holders of Common Stock for the election of directors (the “Common Directors”). The holders of Series A Preferred Stock shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each written consent of the Corporation’s holders of Series A Preferred Stock for the election of directors (the “Series A Directors”). The holders of Series B Preferred Stock shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each written consent of the Corporation’s holders of Series B Preferred Stock for the election of directors (the “Series B Director,”). The holders of Series E Preferred Stock shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each written consent of the Corporation’s holders of Series E Preferred Stock for the election of directors (the “Series E Director,” and together with the Series A Directors and the Series B Director, the “Preferred Directors”). The holders of a majority of the then outstanding Preferred Stock and Common Stock, voting together as a single class and on an as-converted basis, shall be entitled to elect the remaining members of the Corporation’s Board of Directors at each meeting or pursuant to each written consent of the Corporation’s stockholders for the election of directors.

(2) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by Section 4.5(C)(1), vacancies and newly created directorships of such class or classes or series may be filled by at least a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, or, if there is no sole remaining director then in office, by the affirmative vote of the holders of at least a majority of the shares of that class or classes or series.

(3) Any director who was elected by a specified class or classes of stock or series thereof may be removed during his or her term of office, either for or without cause, by, and only by, the affirmative vote of the holders of at least a majority of the shares of the class or classes of stock or series thereof that are entitled to elect such director. Such vote may be given at a special meeting of such stockholders duly called or by an action by written consent for that purpose.

4.6 Protective Provisions.

(A) So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of a majority of the Preferred Stock then outstanding, voting as a single class on an as-converted basis, either directly or by amendment, merger, consolidation or otherwise:

(1) Authorize, create or issue any new class or series of equity securities, or reclassify any existing capital stock into any new class or series of equity securities, having any preference or priority as to voting, dividends, or distribution of assets upon liquidation, merger or otherwise that is superior to or on a parity with any such preference or priority of any series of Preferred Stock then outstanding;

(2) Effect a liquidation, dissolution or winding up of the Corporation, including any Deemed Liquidation;

(3) Authorize, issue, or obligate the Corporation to issue any shares of any series of Preferred Stock after the first date on which any shares of such series were issued, or increase or decrease (other than by redemption or conversion) the number of authorized shares of any series of Preferred Stock;

(4) Declare or pay any cash dividends or other distribution (other than liquidation payments pursuant to Section 4.2 hereof or dividends to the holders of Preferred Stock pursuant to the first sentence of Section 4.1 hereof) on any equity securities prior to any series of Preferred Stock;

(5) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock of the Corporation; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock at the original cost from employees, officers, directors, consultants or other persons performing services for this Corporation pursuant to agreements under which this Corporation has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services, (ii) the redemption of Preferred Stock by the Corporation pursuant to Section 4.4, (iii) the net exercise of any warrant of the Corporation, and (iv) the cashless exercise of stock options pursuant to the Corporation’s 2005 Stock Plan;

(6) Issue any new equity securities for consideration other than cash, other than pursuant to the Corporation’s 2005 Stock Plan, unless such issuance is approved by the Corporation’s Board of Directors (including the approval of at least two (2) of the Preferred Directors);

(7) Enter into any transaction with any employee, officer, director or stockholder of the Corporation or member of his or her immediate family, other than advances to employees for travel or other business expenses incurred in the ordinary course of business, unless such transaction is approved by the Corporation’s Board of Directors (including the approval of at least two (2) of the Preferred Directors);

(8) Incur indebtedness in excess of $2,000,000 in the aggregate;

(9) Make any loans or advances to, or guarantee the indebtedness or obligations of, any person, other than advances to employees for travel or other business expenses incurred in the ordinary course of business, unless such loan, advance or guarantee is approved by the Corporation’s Board of Directors (including the approval of at least two (2) of the Preferred Directors);

(10) Change the Corporation’s primary line of business, unless such change is approved by the Corporation’s Board of Directors (including the approval of at least two (2) of the Preferred Directors);

(11) Hire any senior executive officer of the Company, unless such hiring is approved by the Corporation’s Board of Directors (including the approval of at least two (2) of the Preferred Directors);

(12) Own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity that is not a wholly-owned subsidiary of the Corporation, unless such ownership or control is approved by the Corporation’s Board of Directors (including the approval of at least two (2) of the Preferred Directors);

(13) Increase or decrease the number of authorized directors of the Corporation’s Board of Directors;

(14) Increase the number of shares of Common Stock reserved for issuance pursuant to the Corporation’s 2005 Stock Plan or create any new equity incentive plan;

(15) Amend, alter or repeal any provision of the Restated Certificate or Bylaws; or

(16) Enter into any agreement or commitment to do any of the things described in this Section 4.6(A), unless the effectiveness of such agreement or commitment or action described in this Section 4.6(A) is conditioned upon the Corporation obtaining the approval required by this Section 4.6(A).

The provisions of this Section 4.6(A) shall be in addition to any rights which any holder of Preferred Stock may have under the DGCL.

(B) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least two-thirds (2/3) of the Series B Preferred Stock then outstanding, voting as a separate class, either directly or by amendment, merger, consolidation or otherwise:

(1) Authorize, issue, or obligate the Corporation to issue any shares of Series B Preferred Stock after the initial date that shares of Series B Preferred Stock were initially issued (the “Series B Original Issue Date”) (other than pursuant to the terms of the Series B Preferred Stock Purchase Agreement dated as of the Series B Original Issue Date), or increase or decrease (other than by redemption or conversion) the number of authorized shares of Series B Preferred Stock;

(2) Take any action that would alter, change or amend the powers, preferences or rights of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock in such a manner that would affect the powers, preferences or rights of the Series B Preferred Stock in an adversely different manner from the Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock; or

(3) Enter into any agreement or commitment to do any of the things described in this Section 4.6(B), unless the effectiveness of such agreement or commitment or action described in this Section 4.6(B) is conditioned upon the Corporation obtaining the approval required by this Section 4.6(B).

The provisions of this Section 4.6(B) shall be in addition to any rights which any holder of Series B Preferred Stock may have under the DGCL.

(C) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least two-thirds (2/3) of the Series C Preferred Stock then outstanding, voting as a separate class, either directly or by amendment, merger, consolidation or otherwise:

(1) Authorize, issue, or obligate the Corporation to issue any shares of Series C Preferred Stock after the initial date that shares of Series C Preferred Stock were initially issued (the “Series C Original Issue Date”) (other than pursuant to the terms of the Series C Preferred Stock Purchase Agreement dated as of the Series C Original Issue Date, as amended after the date of the Series C Original Issue Date (including pursuant to any subsequent closing provisions contained therein), or pursuant to the terms of any stock purchase warrant issued by the Corporation and outstanding on the date of filing of this Restated Certificate) or increase or decrease (other than by redemption or conversion) the number of authorized shares of Series C Preferred Stock;

(2) Take any action that would alter, change or amend the powers, preferences or rights of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock in such a manner that would affect the powers, preferences or rights of the Series C Preferred Stock in an adversely different manner from the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or Series E Preferred Stock; or

(3) Enter into any agreement or commitment to do any of the things described in this Section 4.6(C), unless the effectiveness of such agreement or commitment or action described in this Section 4.6(C) is conditioned upon the Corporation obtaining the approval required by this Section 4.6(C).

The provisions of this Section 4.6(C) shall be in addition to any rights which any holder of Series C Preferred Stock may have under the DGCL.

(D) So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least two-thirds (2/3) of the Series D Preferred Stock then outstanding, voting as a separate class, either directly or by amendment, merger, consolidation or otherwise:

(1) Authorize, issue, or obligate the Corporation to issue any shares of Series D Preferred Stock after the initial date that shares of Series D Preferred Stock were initially issued (the “Series D Original Issue Date”) (other than pursuant to the terms of the Series D Preferred Stock Purchase Agreement dated as of the Series D Original Issue Date, as amended after the date of the Series D Original Issue Date (including pursuant to any subsequent closing provisions contained therein) or increase or decrease (other than by redemption or conversion) the number of authorized shares of Series D Preferred Stock;

(2) Take any action that would alter, change or amend the powers, preferences or rights of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or Series E Preferred Stock in such a manner that would affect the powers, preferences or rights of the Series D Preferred Stock in an adversely different manner from the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series E Preferred Stock; or

(3) Enter into any agreement or commitment to do any of the things described in this Section 4.6(D), unless the effectiveness of such agreement or commitment or action described in this Section 4.6(D) is conditioned upon the Corporation obtaining the approval required by this Section 4.6(D).

The provisions of this Section 4.6(D) shall be in addition to any rights which any holder of Series D Preferred Stock may have under the DGCL.

(E) So long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of a majority of the Series E Preferred Stock then outstanding, voting as a separate class, either directly or by amendment, merger, consolidation or otherwise:

(1) Authorize, issue, or obligate the Corporation to issue any shares of Series E Preferred Stock after the Series E Original Issue Date (other than pursuant to the terms of the Series E Preferred Stock Purchase Agreement dated as of the Series E Original Issue Date, as amended after the date of the Series E Original Issue Date (including pursuant to any subsequent closing provisions contained therein)) or increase or decrease (other than by redemption or conversion) the number of authorized shares of Series E Preferred Stock;

(2) Take any action that would alter, change or amend the powers, preferences or rights of the Series E Preferred Stock;

(3) Reclassify any existing equity security into any new class or series of equity securities, having any preference or priority as to voting, dividends, or distribution of assets upon liquidation, merger or otherwise that is superior to or on a parity with any such preference or priority of the Series E Preferred Stock;

(4) Authorize, create or issue any new equity security having any preference or priority as to voting, dividends, or distribution of assets upon liquidation, merger or otherwise that is superior to any such preference or priority of the Series E Preferred Stock or having a per share preference or priority as to distribution of assets upon liquidation, merger or otherwise that is greater than the actual cost per share paid for such security, plus declared but unpaid dividends thereon;

(5) Declare or pay any cash dividends or other distribution on any equity securities (other than liquidation payments pursuant to Section 4.2 hereof);

(6) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock of the Corporation; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock at the original cost from employees, officers, directors, consultants or other persons performing services for this Corporation pursuant to agreements under which this Corporation has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services, (ii) the redemption of Preferred Stock by the Corporation pursuant to Section 4.4, (iii) the net exercise of any warrant of the Corporation, and (iv) the cashless exercise of stock options pursuant to the Corporation’s 2005 Stock Plan;

(7) Take any action that would result in the Series E Preferred Stock automatically converting to Common Stock in any situation other than a Qualified IPO or pursuant Section 4.3(K) of this Restated Certificate; or

(8) Enter into any agreement or commitment to do any of the things described in this Section 4.6(E), unless the effectiveness of such agreement or commitment or action described in this Section 4.6(E) is conditioned upon the Corporation obtaining the approval required by this Section 4.6(E).

The provisions of this Section 4.6(E) shall be in addition to any rights which any holder of Series E Preferred Stock may have under the DGCL.

(F) So long as any shares of Preferred Stock are outstanding, the Company shall not, without the approval of the holders of at least two-thirds of the Preferred Stock, voting as a single class on an as-converted basis, either directly or by amendment, merger, consolidation or otherwise, consummate a public offering of its equity securities, unless the public offering price per share (before deducting underwriting commissions and expenses) is at least $3.7635 per share (as adjusted for any stock dividend, stock split or combination with respect to such share), in which case the separate vote of the Preferred Stock will not be required.

4.7 Status of Redeemed or Converted Stock. In the event any shares of any series of Preferred Stock are converted pursuant to Section 4.3 or redeemed pursuant to Section (K), the Corporation shall never again issue the shares so converted or redeemed and all such shares so converted or redeemed shall, upon such conversion or redemption, cease to be a part of the Corporation’s authorized or outstanding stock. The Corporation’s Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

4.8 Notices. Any notice required by the provisions of Sections 4.2, 4.3 and 4.4 to be given to the holders of shares of any series of Preferred Stock shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed to each holder of record at such holder’s address, facsimile number or electronic mail address appearing on the Corporation’s books, or, if to an overseas address, via a recognized overseas air courier service. Any such notice shall be effective or deemed given on the date of delivery, mailing, or confirmed facsimile transfer (or if overseas, two (2) business days after delivery to a recognized overseas air courier service).

4.9 Common Stock

(A) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive noncumulative dividends, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor.

(B) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4.2 hereof.

(C) Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and as provided in Section 4.5 hereof.

(D) Redemption. The holders of shares of Common Stock shall not have the right to require the redemption of such shares by the Corporation.

ARTICLE V

Except as may otherwise be provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by the laws of the state of Delaware, the Corporation’s Board of Directors is expressly authorized to make, alter, amend or repeal the Corporation’s Bylaws.

ARTICLE VI

Elections of directors need not be by written ballot unless the Corporation’s Bylaws shall so provide.

ARTICLE VII

7.1 Limitation of Director’s Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

7.2 Indemnification of Directors and Officers. To the fullest extent permitted by applicable law, this Corporation shall provide indemnification of, and advancement of expenses to, directors and officers, and is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees and other agents of this Corporation and any other persons to which applicable law permits this Corporation to provide indemnification.

7.3 Repeal or Modification. Any repeal or modification of this Article VII, by amendment of this Article VII or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of this Corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the corporation occurring prior to, such repeal or modification.

ARTICLE VIII

Subject to Section 4.6 of Article IV of this Restated Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President on May 24, 2011.

MAVENIR SYSTEMS, INC.

/s/ Pardeep Kohli
Pardeep Kohli, President

MAVENIR SYSTEMS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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